EXHIBIT 99.1


            ====================================================================
[OXY LOGO]  NEWS RELEASE                        OCCIDENTAL PETROLEUM CORPORATION
            ====================================================================
         10889 Wilshire Boulevard, Los Angeles, California 90024  (310) 208-8800

For Immediate Release: October 12, 2004


                  OXYCHEM TO ACQUIRE VULCAN'S CHLORINE-CAUSTIC
                  --------------------------------------------
                            SODA MANUFACTURING PLANTS
                            -------------------------


     LOS ANGELES -- Occidental Chemical Corporation (OxyChem), a wholly owned subsidiary of Occidental Petroleum Corporation (NYSE: OXY), announced today that it has agreed to purchase three chemical manufacturing facilities from Vulcan Materials Company for $214 million in cash, plus contingent payments based upon the future performance of these businesses. The primary products produced at the three facilities are chlorine, with a combined annual capacity of approximately 815,000 tons, its co-product caustic soda, and 315,000 tons of ethylene dichloride (EDC). OxyChem currently has the annual capacity to produce approximately 3,100,000 tons of chlorine and 1,500,000 tons of EDC.

     During 2003, the assets being acquired generated adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of approximately $40 million. Current estimated annual capital expenditures for these facilities are $20 million. Stephen I. Chazen, Senior Executive Vice President and Chief Financial Officer of Occidental Petroleum Corporation, said "OxyChem believes it has significant operational and overhead synergies with the Vulcan operations which should reduce costs by at least $40 million per year. We believe this strategic acquisition, which is subject to regulatory approvals, will enhance Occidental's earnings, cash flow and return on capital employed."

                                       -0-

Contacts:  Lawrence P. Meriage (media)
           310-443-6562
           Kenneth J. Huffman (investors)
           212-603-8183
           On the web: www.oxy.com


Note: The reported historic performance of the businesses acquired is based on information provided by the seller which, while believed to be accurate, has not been audited. In addition, statements in this press release that contain words such as "believes", "will" or "expect", or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially from expectations include, but are not limited to: global commodity pricing fluctuations, and supply/demand considerations for chemicals; higher-than-expected integration or environmental remediation costs; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. Occidental disclaims any obligation to update any forward-looking statements.

Occidental has not provided a GAAP measure of financial performance with respect to the disclosure of EBITDA of the acquired business. Such a measure is not available because Occidental is acquiring only a portion of the contracts associated with the business, none of the debt and all of the joint venture.